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                                                                  Exhibit (h)(4)

                                   SCHEDULE A
                                       TO
                            FUND ACCOUNTING AGREEMENT

                                                                    Dated as of:
                                                                 August 13, 2008

Fund Accountant shall be entitled to receive from each Fund a fee which shall be such portion of the fee paid pursuant to Article 4 of the Administration Agreement between the Funds and BISYS FUND SERVICES OHIO, INC. with respect to management and administrative services to be provided to portfolios of Boston Trust/Walden Funds as the parties hereto shall agree, which fees shall not be more than 0.03% of each portfolio's average daily net assets nor less than 0.01% of each portfolio's average daily net assets.

Out-of-Pocket Expenses

Fund Accountant shall be entitled to be reimbursed for all reasonable out-of-pocket expenses including, but not limited to, the expenses set forth in
Section 4 of the Fund Accounting Agreement to which this Schedule A is attached.

Portfolios

Boston Trust Balanced Fund
Boston Trust Equity Fund
Boston Trust Small Cap Fund
Boston Trust Midcap Fund
Walden Social Balanced Fund
Walden Social Equity Fund
Walden Small Cap Innovations Fund

                                        CITI FUND SERVICES, OHIO, INC.
THE COVENTRY GROUP                      (F/K/A BISYS FUND SERVICES OHIO, INC.)


By: /s/ John Danko                      By: /s/ Fred Naddaff
    ---------------------------------       ------------------------------------
Name: John Danko                        Name: Fred Naddaff
Title: President                        Title: President